Exhibit 10.13

--UNOFFICIAL TRANSLATION PROVIDED FOR CONVENIENCE PURPOSES ONLY--

Loan Agreement

Party A:                      Haoji Xia

Party B:                      Shaanxi Zhongbao Property Limited Liability Company

In order to support the development of Party B’s business operations, and to resolve Party B’s cash flow difficulties in the course of conducting operations, both parties, after thorough discussion, have reached agreement as to the following terms:

Party A agrees to provide short-term in the amount of RMB10,200,000 to resolve Party B’s temporary cash flow difficulties. Party B plans to repay such loan amount to Party A within one year without interest.  Party B shall repay the principal to Party A in installments.

Party A:                      /s/ Haoji Xia

Party B:                      (seal) Shaanxi Zhongbao Property Limited Liability Company

Date:                      March 1, 2011